AGREEMENT

RICHARDSON ELECTRONICS, LTD., whose principal office is located at 40W267 Keslinger Road, PO Box 393, LaFox, Illinois 60147-0393 (together with its subsidiaries, the "Company"), and WILLIAM J. GARRY of 2310 Brookside Lane, Aurora, Illinois 60504 (the "Employee").

WHEREAS, the Employee has been an executive officer of the Company for several years and the parties agree that Employee's employment with the Company as an executive officer, particularly as Chief Financial Officer and Senior Vice President, is to be terminated and the Employee will be continue to be employed as a non-officer employee of the Company for the period of time herein specified and that the payments provided herein shall be in lieu of any payments under any Company policy relating to termination of Employee's employment as an executive officer and eventually as an employee at the expiration of employment term provided herein and to resolve and settle all possible claims the Employee may have against or with respect to the Company;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. The Company and the Employee agree that the Employee's employment with the Company as an executive officer and any other officer position with the Company will cease and terminate on the close of business on May 31, 2002 (the "Termination Date") and Employee hereby resigns as a member of the Board of Directors of the Company and any committee thereof and from all director and officer positions with any subsidiary, direct or indirect, of the Company, in each case effective as of the Termination Date.

2. Employee shall be entitled to payment of his compensation and benefits, including bonus, as presently being paid through the Termination Date.

3. In consideration of Employee's service with the Company as an executive officer and his other promises and agreements made in this Agreement and in full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with his past employment or termination of his employment as an officer of the Company, the Company agrees to provide the Employee with the following in addition to the compensation referred to in paragraph 2. above:

    EIGHTEEN THOUSAND ONE HUNDRED ONE AND 29/100THS DOLLARS ($18,101.29) per month for 7 months beginning November 2002 through May 2003, payable monthly in arrears with the first payment being on November 29, 2002 and continuing to be paid on the last day of December 2002, January 2003, February 2003, March 2003, April 2003 and May 2003, which shall be the final payment, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs 5, 8, 9 or 10 below

    Installments of THIRTEEN THOUSAND EIGHT HUNDRED SIXTY EIGHT AND 25/100THS DOLLARS ($13,868.25) each, payable on August 30, 2002, November 29, 2002, February 28, 2003 and May 30, 2003, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs 5, 8, 9 or 10 below;

    An amount equal to the amount, if any, that is paid to Employee as Bonus for that portion of his Bonus for the 4th quarter of the Company's fiscal year ended May 31, 2002 due to the Company's earnings per share, payable on May 30, 2003, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs 5, 8, 9 or 10 below;

    Indemnification, including for related legal costs, as provided under and in accordance with the Company's by-laws for all action of Employee in any capacity during the course of his employment with the Company and will continue to name Employee on the Company's Directors and Officers Liability Insurance if carried by the Company.

4. The parties agree that after the Termination Date, Employee will continue to be employed with the Company as a non-officer to work on such matters as may be directly requested by, and under the direct supervision of, Edward J. Richardson through the period from the Termination Date until October 28, 2002. Such requested work shall take into consideration the Employee's health, residence, and personal circumstances, including, without limitation, other employment in which he may be engaged. Employee shall not be required to report to any office to perform his work unless specifically requested by Edward J. Richardson and, except by mutual agreement, shall not be required to perform such work at a location that is beyond 50 miles of his then residence. Employee's unavailability for work as provided in this paragraph 4 due to health or other reasons shall not terminate the Company's obligation to make the payments provided for in subparagraph 4(a) below. In consideration for the promises made by the Employee in this paragraph 4 and subsequent paragraphs, the Company agrees to provide the Employee with the following in addition to the payments referred to in paragraphs 2 and 3 above:

(a) Compensation of NINETY TWO THOUSAND SEVEN HUNDRED NINETY ONE AND NO/100THS DOLLARS ($92,791.00) for the period from June 1, 2002 through October 28, 2002, or such earlier date as the obligation to make such payment shall cease, payable in such installments on and as the regular pay periods of the Company for such period, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs 5, 8, 9 or 10 below. Employee acknowledges and agrees that such aggregate amount as the Company is obligated to pay under this subparagraph (a) shall be full compensation for all services rendered to Company after the Termination Date through October 31, 2002 and shall be in lieu of any payments under any Company policy relating to termination of Employee's employment at the expiration of the employment term provided in this paragraph 4;

(b) During the employment period provided in this paragraph 4, Employee shall be entitled to participate in and receive other employee benefits of medical, dental, life, accidental death and dismemberment and disability insurance on the same terms as other employees, but shall not be entitled to participate in or receive profit sharing, vacation or bonus benefits for such period, and Employee hereby waives all rights to such benefits. Should Employee at anytime be deemed entitled to any such benefits by law, rule or regulation Employee shall pay to or reimburse the Company for the entire cost and expense of or related to such benefits;

(c) Notwithstanding (b) above, (i) the Restricted Stock Award granted to Employee on October 6, 1998 under the Richardson Electronics, Ltd. Employees 1996 Incentive Compensation Plan (originally 5,000 shares) to the extent not previously vested shall fully vest and be free of any further restriction on October 27, 2002, and (ii) Options previously granted to Employee under the Company's various stock option or incentive compensation plans shall continue to be exercisable or become exercisable in accordance with the terms thereof through termination of Employee's employment under this paragraph 4 and on January 29, 2003 Employee's right to exercise any vested options not previously exercised and all unvested options shall terminate and be cancelled; and

(d) Indemnification, including for related legal costs, as provided under the Company's by-laws for all action of Employee in any capacity during the course of his employment with the Company after the Termination Date and will continue to name Employee on the Company's Directors and Officers Liability Insurance if carried by the Company.

5. The payments provided for in subparagraphs 3 and 4 above shall be payable if and when but not unless, the Employee shall without additional compensation, fee, or other payment by the Company;

(a) Refrain (independently of and without reference to paragraph 10 hereof), after the expiration of a period of thirty (30) days from the mailing to him of written notice by the Secretary of the Company of a direction to do so, from engaging in the operation or management of a business, whether as owner, shareholder, partner, officer, employee or otherwise, which then shall be one in which the Employee could not engage without being in violation of his obligations not to compete as provided in paragraph 10 hereof;

(b) Refrain (independently of and without reference to paragraph 9 hereof) from disclosing to unauthorized persons information relative to the business, properties, products, technology or other assets of the Company or any of its subsidiaries which he shall have reason to believe is confidential; and

(c) Refrain (independently of and without reference to paragraph 8 hereof) from otherwise acting or conducting himself in a manner which he shall have reason to believe is inimical or contrary to the best interests of the Company.

In the event that the Employee shall fail to comply with any provision of this paragraph 5, the Company's obligation to make any further payment provided for in subparagraph 3 or 4 above shall forthwith terminate and cease.

6. The consideration from the Company set forth above constitutes full settlement of any and all claims that the Employee may have against the Company, its successors, assigns, affiliates, or any of its officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with termination of his employment after the Termination Date, except for any and all claims arising out of the performance by the Company of this Agreement, including, but not limited to, rights under the Company's profit sharing and employee stock ownership plans.

7. In further consideration for the promises made by the Company herein, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators, fully releases the Company, and its successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, by reason of any matter, act or omission arising out of or in connection with the Employee's employment with or termination by the Company, including but not limited to claims, demands or actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Civil Rights Act of 1986, the Illinois Human Rights Act, any other federal, state or local statute or regulation regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, public policy torts, wrongful discharge, or any other matter, including, without limitation, claims, demands or actions under the False Claims Act or any qui tam rights, except, however, any and all claims arising out of the performance by the Company of this Agreement (the "Released Claims").

8. Employee agrees that he will at no time engage in conduct which injures, harms, destroys, corrupts, demeans, defames, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Company, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents or the products sold by the Company, or its other properties or assets. Nor will Employee cause any computer bugs to the Company's computer system, database or software. Employee agrees to cooperate with and assist the Company, including, without limit executing requested documents, with respect to any matters or things that relate to the matters on which he worked or for which he was responsible, including, without limit, the financial statements and records of the Company for the period of his employment with the Company. The Company agrees that at no time hereafter will it defame, libel or slander the Employee.

9. The Employee shall not (except in the proper course of his duties to the Company) either during the period of his employment with the Company or thereafter make use of, disseminate or divulge to any person, firm, company, association or other entity, and shall use his best endeavors to prevent the use, dissemination, publication or disclosure of, any information, knowledge or data disclosed to Employee or known by Employee as a consequence of or through his employment or relationship with the Company or any of its predecessors or subsidiaries (including information, knowledge or data conceived, originated, discovered or developed by Employee) not generally known in the business of manufacturing or distributing electron tubes, closed circuit television products, semiconductors, or data display products, whether patentable or not, about the Company's or its predecessors' or subsidiaries' businesses, products, processes and services, including without limitation information relating to financial matters, manufacturing, purchasing, sales, research, development, methods, policies, procedures, technology, techniques, processes, know-how, designs, drawings, specifications, systems, practices, merchandising, suppliers or customers, including, without limitation, customer lists, information or data. It is not intended to limit or restrict Employee's right to utilize information, ideas, concepts or structures of a general nature so long as they are not used in a business competitive with that of the Company. The failure to mark any of the information confidential or proprietary shall not affect its status as such under this Agreement.

10. It is agreed that:

(a) Independent of any obligation under any other paragraph or subparagraph hereof or any other agreement, Employee agrees that during the period ending May 31, 2003, he will not, except with the approval of the Chairman of the Board or President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity whether as an officer, director, shareholder, creditor, partner, promoter, proprietor, associate, employee, owner, agent, representative or otherwise, become or be interested in, or associated with, any individual or entity, other than the Company, engaged in any business or enterprise the nature of which is competitive with that of the Company in the sale of electron tubes, CRTs, closed circuit television products, discrete RF semiconductors or DC power semiconductors in the territories served by the Company, provided, however, that, anything above to the contrary notwithstanding, Employee may, after the date of this Agreement, own as an inactive investor, securities of any corporation engaged in any prohibited business as described above which is publicly traded on a national securities exchange, so long as the holdings of the Employee, directly or indirectly, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation.

(b) Independent of any obligation under any other paragraph or subparagraph hereof or any other agreement, Employee agrees that during the period ending May 31, 2003, he will not, except with the approval of the Chairman of the Board or President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade or induce any individual or entity which during Employee's term of employment with the Company was a customer or supplier, or proposed customer or supplier, of the Company upon whom Employee called or dealt with or whose account he supervised on behalf of the Company, to purchase (with respect to customers) or sell (with respect to suppliers) electron tubes, CRTs, closed circuit television products, discrete RF semiconductors or DC power semiconductors, or services of the types or kind sold or purchased by the Company or which could be substituted for or which serve the same purpose or function as such products sold or purchased by the Company during Employee's employment, or request or advise any such customer or supplier to withdraw, curtail or cancel its business or relationship with the Company, and Employee shall not approach, respond to, or otherwise deal with any such customer or supplier for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) Independent of any obligation under any other paragraph or subparagraph hereof or any other agreement, Employee agrees that during the period ending May 31, 2003, he will not, except with the approval of the Chairman of the Board or President of the Company, directly or indirectly (whether or not for compensation or profit) through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual which during Employee's term of employment with the Company was an employee of the Company, employment or with respect to employment by any one other than the Company, or request or advise any such employee to cease employment with the Company, and Employee shall not approach, respond to, or otherwise deal with any such employee for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

11. All notes, data, reference materials, memoranda, files and records, including without limitation computer reports, products lists and information, process manuals and notes, drawings, and technology manuals and notes, customer or supplier lists, data or information, in any way relating to any of the Company's or its predecessors' or subsidiaries' businesses, operations or products shall belong exclusively to Company, and Employee agrees to turn over to Company all copies of such materials and all keys, equipment and other Company property in his possession or control at the request of Company or, in the absence of such a request, upon the termination of Employee's employment with Company. Upon the execution hereof, Employee shall immediately refrain from seeking access to or utilization of Company's (a) telephonic voice mail, E-mail or message system, (b) computerized order entry system, and (c) computer data bases and software, except to use the modem/network e-mail connection to those outside the Company as specifically authorized by the Chairman of the Board of the Company.

12. In the event of a breach or threatened breach by the Employee of the provisions of paragraphs 8, 9, or 10, the Company shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. The parties hereto desire that paragraphs 8, 9, and 10 shall be fully enforceable in accordance with the terms thereof but if any portion is held unenforceable or void or against public policy by any court of competent jurisdiction, the remainder shall continue to be fully enforceable in accordance with its terms or as it may be modified by such court. The period of restriction specified in paragraphs 8, 9, or 10 shall abate during the time of any violation thereof and the remaining portion at the commencement of the violation shall not begin to run until the violation is cured.

13. Employee's death shall not terminate the Company's obligation to pay the amounts it would otherwise be obligated to pay Employee under subparagraphs 3 or 4. In the event of Employee's death prior to payment of all amounts due under subparagraphs 3 and 4, such amounts thereafter shall be paid to Employee's estate or, if Employee has provided Company with written direction prior to his death of an alternative beneficiary, to the beneficiary so designated by Employee in such written direction. Such payments shall be made on the dates and to the extent subparagraphs 3 or 4, as the case may be, would require them to be made to Employee if he were still alive. In the event the Company, at its expense, purchases reducing term life insurance for the Employee that would cover the amount of its obligation to continue payments in the event of Employee's death as provided above in this paragraph, then the Company shall not be obligated to continue payments in the event of Employee's death and all payments hereunder would cease upon Employee's death.

14. The Employee understands and agrees that the existence and terms of this Agreement are confidential and shall not be disclosed to any third party without the prior written consent of the Company, except as may be required by law and in response to a lawful subpoena in which event Employee shall provide prompt notice to the Company.

15. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Employee or the Company, or any of its agents or employees, of any liability, error, violation or omission.

16. It is agreed that:

(a) This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

(b) This Agreement shall not be subject to change, modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of paragraph 8, 9, or 10 are held to be in any respect unreasonable restrictions upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

(c) The failure by the Company to insist upon strict compliance by the Employee with respect to any of the terms or conditions hereof shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

(e) All notices required to be given hereunder to the Company shall be addressed to its principal executive office at 40W267 Keslinger Road, PO Box 393, LaFox, Illinois 60147; attention: Legal Department, by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at his residence as last reflected on the records of the Company, by certified or registered mail or courier delivery, with signature required for delivery. Notice shall be deemed given if delivered in person to William G. Seils on behalf of the Company or to the Employee, or if mailed, when deposited in the United States Mail addressed as aforesaid.

17. The Employee acknowledges that Employee had an adequate opportunity to review this Agreement and has reviewed it with counsel of his choice, that Employee fully understands its terms, that Employee was not coerced into signing it, and that Employee has signed it knowingly and voluntarily.

18. The Company may terminate its obligations under paragraphs 3 and 4 of this Agreement if Employee, at any time during his employment with the Company, including prior to the date of this Agreement, (a) engaged in an act or acts (i) of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (ii) that were fraudulent, malpractice or material violations by the Employee of the Employee's obligations or duties to the Company, or (iii) a material violation of law, regulations, rules or standard accounting practices, or (b) failed to take action that would avoid (i) fraud, malpractice or material violations of Employee's obligations or duties to the Company, or (ii) ) a material violation of law, regulations, rules or standard accounting practices.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE RICHARDSON ELECTRONICS, LTD.

By:

William J. Garry ,\s\William J. Garry Dated:__8/6/02___

Edward J. Richardson,\s\Edward J. Richardson Dated:__8/6/02_

Chairman of the Board

Subscribed and sworn to

before me this __6th_____ day

of August 2002

____________________________

Notary Public